EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:

Judy Wawroski

First Vice President

International Bancshares Corporation

(956) 722-7611 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION

ANNOUNCES CASH DIVIDEND,

EXTENSION OF STOCK REPURCHASE PROGRAM,

APPOINTMENT OF NEW DIRECTOR AND LITIGATION MATTER

LAREDO, TX,  March 11, 2010 - International Bancshares Corporation (“IBC”)  today, announced that on March 9, 2010,  IBC’s Board of Directors approved the declaration of a  17 cents per share cash dividend for shareholders of record as of the close of business on April 1, 2010, payable on April 19, 2010.  “This cash dividend was made possible because of the continuing strong performance of IBC, even in these challenging economic times,” said Dennis E. Nixon, Chairman and President of IBC.

It is the inclination of the Board to continue to declare semiannual cash dividends.  However, any declaration of future cash dividends will depend upon IBC’s financial position, acquisition opportunities, and general business conditions at the time.

On the same day, IBC announced the extension of its stock repurchase program.  On April 9, 2009, the Board authorized the repurchase of up to $40 million of common stock within the next twelve months.  On March 9, 2010, the Board again authorized the repurchase of up to $40 million of its common stock during the twelve month period commencing on April 9, 2010, which repurchase cap the Board is inclined to increase over time. Since April 9, 2009 until the present, IBC has repurchased approximately $9.3 million of common stock, representing approximately 700,000 shares of common stock. IBC currently has invested approximately $222.4 million in treasury shares, which amount has been accumulated since IBC’s inception.  Stock repurchases may be made from time to time, on the open market or through private transactions.  Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans.   On April 7, 2009, IBC gained consent from the U.S. Department of the Treasury to use its regular dividend funds to repurchase common stock.

The Board also announced today that it has elected Guillermo Trevino to IBC’s Board.  The Board unanimously voted to appoint Mr. Trevino to fill the vacancy left by Mr. Richard E. Haynes, who passed away in October 2009.  Mr. Trevino has served on the Board of Directors of IBC’s subsidiary bank, International Bank of Commerce, Laredo, Texas, since February 2008 and is a member of that board’s Executive Committee.   Mr. Trevino will serve on two committees of the Board, including the Audit Committee and Asset/Liability, Investment, Balance Sheet-Management, Funds Management/Liquidity/Interest Rate Risk Committee.  Mr. Trevino has been the President of Southern Distributing, a multi-brand beer and soft drink distributor in Laredo, Texas, for more than ten years.

On March 5, 2010, judgment was entered on a jury verdict rendered against IBC in the United States District Court for the Western District of Oklahoma (the “Court”) in a jury trial that commenced on February 8, 2010.  The dispute related to certain tax matters that were inherited by IBC in its 2004 acquisition of Local Financial Corporation (“LFIN”).  The dispute involves claims by the former controlling shareholders of LFIN related to approximately $14 million of tax refunds received by IBC based on deductions taken in 2003 by LFIN in connection with losses on loans acquired from a failed thrift and a dispute LFIN had with the FDIC regarding the tax benefits related to the failed thrift acquisition which originated in 1988.  Other than the tax refunds that are in dispute, IBC does not have any other disputes regarding tax refunds received by IBC in connection with the LFIN acquisition.  While judgment has been entered in the case, certain additional issues related to fees and other matters are to be determined by the Court in the future prior to the judgment becoming final and appealable.  IBC management is currently reviewing the judgment, its implications and IBC’s intention to appeal as well as take other paths of action to mitigate the impact of the judgment.  IBC is disappointed with the judgment but believes it has a number of valid grounds for appeal which it intends to pursue. Management is currently analyzing the amount to be reserved in connection with this dispute.  At this time, management believes the reserve addition related to this matter will be approximately $21.8 million based on management’s judgment of IBC’s current exposure.  Management will continue to review the developments in this dispute and make appropriate adjustments to the amount reserved if necessary.

IBC (NASDAQ:IBOC - News) is an $11.8 billion multi-bank financial holding company headquartered in Laredo, Texas, with 280 facilities and over 435 ATMs serving 104 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml or IBC’s website at http://www.ibc.com.